Exhibit 99.1

Worthington Expands Presence In Mexico

TWB Gains Additional Mexico Facility and Serviacero Worthington Announces Greenfield Plans

COLUMBUS, Ohio--(BUSINESS WIRE)--Worthington Industries (NYSE:WOR) announced today that its joint venture, TWB Company, L.L.C., will now include ThyssenKrupp Tailored Blanks S.A. de C.V., ThyssenKrupp Steel’s Mexican subsidiary. With the contribution of the new Mexican operation, ThyssenKrupp Steel North America will own 55 percent of TWB Company and Worthington Industries 45 percent. By assuming the majority ownership of TWB, ThyssenKrupp Steel furthers the integration of TWB into their worldwide tailored blanks network. ThyssenKrupp also has tailored blank facilities in Germany, China, Turkey, Italy, Sweden and the Czech Republic.

Headquartered in Monroe, Michigan, TWB Company has 400 employees in five facilities, two of which are located in Saltillo and Hermosillo, Mexico. ThyssenKrupp’s Mexican subsidiary is located in Puebla with 38 employees. TWB is one of North America’s leading suppliers of tailor welded blanks for use in the automotive industry.

Serviacero Worthington, a 50 percent-owned joint venture with Serviacero Planos has announced plans to expand further in Mexico with a greenfield site in the Monterrey, Mexico region. The addition of this facility would give Serviacero Worthington three locations in Mexico. The first phase of the Monterrey steel processing operation will include slitting with pickling and blanking added in phase-two. Serviacero Worthington is a steel service center with facilities in Leon and Queretaro in central Mexico.

Worthington Industries is a leading diversified metal processing company with annual sales of approximately $3 billion. The Columbus, Ohio, based company is North America’s premier value-added steel processor and a leader in manufactured metal products such as metal framing, metal ceiling grid systems, pressure cylinders, automotive past model service stampings and laser welded blanks. Worthington Industries and its subsidiaries employ more than 8,000 people and operate 68 facilities in 10 countries.

Safe Harbor Statement

The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act"). Statements by the company, which are not historical information, constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the company's filings with the Securities and Exchange Commission.

CONTACT:
Worthington Industries, Inc.
Media Contact:
Cathy M. Lyttle, 614-438-3077
VP, Corporate Communications
E-mail: cmlyttle@WorthingtonIndustries.com
or
Investor Contact:
Allison M. Sanders, 614-840-3133
Director, Investor Relations
E-mail: asanders@WorthingtonIndustries.com
or
www.WorthingtonIndustries.com